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                                  EXHIBIT NO. 9

                           LOAN AGREEMENT (INDIVIDUALS)
                                      AND
                            AMENDMENTS 1 - 7 THERETO



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                                 LOAN AGREEMENT
                                 (INDIVIDUALS)

     This Agreement dated as of January 27, 1994, is between [REDACTED] (the "Bank") and Lawrence J. Ellison (the "Borrower").

1.   LINE OF CREDIT, AMOUNT AND TERMS.

     1.1  LINE OF CREDIT AMOUNT.

          (a) During the availability period described below, the Bank will provide a line of credit to the Borrower. The amount of the line of credit (the "Commitment") is the lesser of:

               (i)  Seventy-Five Million Dollars ($75,000,000) or

               (ii) [REDACTED]% of the fair market value of the Collateral (as defined in Article 2).

If on any date the total amount of principal outstanding under the line of credit exceeds this limit, the Borrower, within 10 days after such date, will ensure that additional acceptable collateral is pledged to the Bank, or will reduce the total amount outstanding in order to comply with this limit. If any of the pledged assets are margin stock, the Borrower will provide the Bank a Form U-1 Purpose Statement, and the Bank and the Borrower will comply with the restrictions imposed by Regulation U of the Federal Reserve.

This is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and reborrow them.

Each advance must be for at least [REDACTED] Dollars ($[REDACTED]), or for the amount of the remaining available line of credit, if less.

     1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and January 27, 1996 (the "Expiration Date") unless the Borrower is in default.

     1.3 INTEREST RATE. Unless the Borrower elects an optional interest rate as described below, the interest rate is the Bank's Reference Rate. The Reference Rate is the rate of interest publicly announced from time to time by the Bank in San Francisco, California as its Reference Rate. The Reference Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Reference Rate. Any change in the Reference Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Reference Rate.

     1.4 REPAYMENT TERMS. The Borrower will pay interest on April 1, 1994, and then on the first day of each calendar quarter thereafter until payment in full of any principal outstanding under this line of credit. The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date.


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     1.5  OPTIONAL INTEREST RATES.  Instead of the interest rate based on the
Bank's Reference Rate, the Borrower may elect to have all or portions of the line of credit (during the availability period) bear interest at the rate(s) described below during an interest period agreed to by the Bank and the Borrower. Each interest rate is a rate per year. Interest will be paid on the last day of each interest period, and, if the interest period is longer than ninety (90) days, then on the first day of each calendar quarter during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Reference Rate, unless the Borrower has designated another optional interest rate for the portion. Upon the occurrence of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after the default occurs until the default is remedied.

     1.6 OFFSHORE RATE. The Borrower may elect to have all or portions of the principal balance of the line of credit bear interest at the Offshore Rate plus [REDACTED] percentage point.

     Designation of an Offshore Rate portion is subject to the following requirements:

          (a) The interest period during which the Offshore Rate will be in effect will be one year or less. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

          (b) Each Offshore Rate portion will be for an amount not less than [REDACTED] Dollars ($[REDACTED]) for interest periods of 30 days or longer. For shorter maturities, each Offshore Rate portion will be for an amount which, when multiplied by the number of days in the applicable interest period, is not less than [REDACTED] ([REDACTED]) dollar-days.

          (c) No more than 7 different Offshore Rate portions may be outstanding at any one time.

          (d) The "Offshore Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                                                   Grand Cayman Rate
               Offshore Rate =                 --------------------------
                                               (1.00 - Reserve Percentage)

     Where,

               (i) "Grand Cayman Rate" means the interest rate (rounded upward to the nearest 1/16th of one percent) at which the Bank's Grand Cayman Branch, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

               (ii) "Reserve Percentage" means the total of the maximum reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D,

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rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

          (e) The Borrower may not elect an Offshore Rate with respect to any portion of the principal balance of the line of credit which is scheduled to be repaid before the last day of the applicable interest period.

          (f) Any portion of the principal balance of the line of credit already bearing interest at the Offshore Rate will not be converted to a different rate during its interest period.

          (g) Each prepayment of an Offshore Rate portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee equal to the amount (if any) by which

               (i) the additional interest which would have been payable on the amount prepaid had it not been paid until the last day of the interest period, exceeds

               (ii) the interest which would have been recoverable by the Bank by placing the amount prepaid on deposit in the offshore dollar market for a period starting on the date on which it was prepaid and ending on the last day of the interest period for such portion.

          (h) The Bank will have no obligation to accept an election for an Offshore Rate portion if any of the following described events has occurred and is continuing:

               (i) Dollar deposits in the principal amount, and for periods equal to the interest period, of an offshore Rate portion are not available in the offshore Dollar inter-bank market; or

               (ii) the Offshore Rate does not accurately reflect the cost of an Offshore Rate portion.

2.   COLLATERAL.

     The Borrower's obligations to the Bank under this Agreement will be initially secured by [REDACTED] shares of common stock of Oracle Systems Corporation owned by the Borrower (the "Collateral"). The Collateral is further described in the security agreement executed by the Borrower.


3.   DISBURSEMENTS, PAYMENTS AND COSTS

     3.1 REQUESTS FOR CREDIT. Each request for an extension of credit will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

     3.2 DISBURSEMENTS AND PAYMENTS. Each disbursement by the Bank and each payment by the Borrower will be made at, and for the account of, the Bank's branch (or other location) selected by the Bank from time to time. Each such disbursement and payment will be made in

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immediately available funds, or such other type of funds selected by the
Bank, and evidenced by records kept by the Bank.

     3.3 TELEPHONE AUTHORIZATION. The Bank may honor telephone instructions for advances or repayments or for the designation of optional interest rates given by the Borrower, Jennifer Overstreet, Philip Simon or any other person or persons authorized in writing by the Borrower. Advances will be deposited in and repayments will be withdrawn from the Borrower's account number [REDACTED]. The Borrower indemnities and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone instructions it reasonably believes are made by the Borrower, Jennifer Overstreet, Philip Simon or any other individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

     3.4 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California. For amounts bearing interest at an offshore rate (if any), a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in California and dealing in offshore dollars. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

     3.5 INTEREST CALCULATION. All interest based on the Offshore Rate will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used. All interest based on the Reference Rate will be computed on the basis of a 365-day year and the actual number of days elapsed.

     3.6 INTEREST ON LATE PAYMENTS. At the Bank's sole option in each instance, any amount not paid when due under this Agreement (including interest) shall bear interest from the due date at the Bank's Reference Rate. This may result in compounding of interest.

4.   CONDITIONS.

     The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under this Agreement:

     4.1 SECURITY AGREEMENTS. Signed original security agreements and assignments (together with the Collateral), which the Bank requires.

     4.2 FINANCIAL STATEMENTS. The Borrower's most recent annual financial statements. These financial statements may be Borrower-prepared.

     4.3  OTHER ITEMS.  Any other items that the Bank reasonably requires.

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5.   REPRESENTATIONS AND WARRANTIES.

     When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation:

     5.1 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

     5.2 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank is sufficiently complete to give the Bank accurate knowledge of the Borrower's financial condition. Since the date of any such financial information, there has been no material adverse change in the assets or the financial condition of the Borrower.

     5.3 COLLATERAL. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others.

     5.4 NO EVENT OF DEFAULT. There is no event which is, or with notice or lapse of time or both would be, a default under this Agreement.

6.   COVENANTS.

     The Borrower agrees, so long as credit is available under this Agreement and until the Bank is repaid in full:

     6.1 USE OF FIRST ADVANCE. To use the proceeds of the first advance under this line of credit to refinance all of the Borrower's outstanding debt to Morgan Stanley & Co., Inc., as of the date of the advance.

     6.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

          (a) Within 60 days of the year end, the Borrower's annual financial statements. These financial statements may be Borrower-prepared.

          (b) Copies of the Borrower's federal income tax return (with all forms K-1 attached), within 15 days of filing, together with a statement of any contributions made by the Borrower to any subchapter S corporation or trust, and, if requested by the Bank, copies of any extensions of the filing date.

     6.3 NOTICES TO BANK. To promptly notify the Bank in writing of (a) any material adverse change in the Borrower's financial condition or operations or
(b) any lawsuit against the Borrower or any of the Borrower's property, any substantial dispute between the Borrower and any government authority, or any substantial dispute which may affect the Borrower's property, if such lawsuit or dispute could reasonably be expected to have a material adverse effect on the Borrower's financial condition or ability to repay this line of credit.


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     6.4  PERFECTION OF LIENS.  To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

7.   DEFAULT.

     If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to the Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

     7.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement within 10 days after the date when due. It is provided that if the Bank, as a result of a default under this paragraph, decides to stop making any additional credit available to the Borrower or to require the Borrower to repay its entire debt to the Bank, the Bank will give 3 days' prior written notice to the Borrower of the Bank's decision.

     7.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in the Collateral and any other property given as security for this line of credit.

     7.3  DEATH.  The Borrower dies.

     7.4 BANKRUPTCY. The Borrower files a bankruptcy petition, a bankruptcy petition is filed against the Borrower, or the Borrower makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower is dismissed within a period of 45 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

     7.5 MATERIAL ADVERSE CHANGE. A material adverse change, which in the Bank's reasonable judgment would materially jeopardize its ability to be repaid, occurs in the Borrower's financial condition, properties or prospects, or ability to repay the line of credit. If, in the Bank's opinion, the material adverse change is capable of being remedied, such change will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of such change to the Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

     7.6 DEFAULT UNDER RELATED DOCUMENTS. Any security agreement or other document required by this Agreement is violated or no longer in effect.

     7.7 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or falls to perform any obligation under, any term of this Agreement not specifically referred to in this Article. If, in the Bank's opinion, the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of thirty (30) days after the date on which the Bank gives written notice of the breach to the Borrower; provided,


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however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

8.   ENFORCING THIS AGREEMENT; MISCELLANEOUS.

     8.1  CALIFORNIA LAW.  This Agreement is governed by California law.

     8.2 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.

     8.3  ARBITRATION.

          (a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank that arise from (i) this Agreement (including any renewals, extensions or modifications of this Agreement), (ii) any document, agreement or procedure related to or delivered in connection with this Agreement, (iii) any violation of this Agreement, or (iv) any claims for damages resulting from any business conducted between the Borrower and the Bank, including claims for injury to persons, property or business interests (torts.).

          (b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by California law. Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

          (c) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute. The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

          (d) This provision does not limit or the Bank to (i) exercise self-help remedies foreclose against or sell any real or personal (ii) act in a court of law, before, during or proceeding, to obtain an interim remedy and/or the right of the Borrower such as setoff, (iii) property collateral, or after the arbitration additional or supplementary remedies. The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

     8.4 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default.


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If the Bank waives a default, it may enforce a later default.  Any consent or waiver under this Agreement must be in writing.

     8.5 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

     8.6 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement collectively represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit, replace any prior oral or written agreements between the Bank and the Borrower concerning this credit, and are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them. In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

     8.7 NOTICES. All notices required under this Agreement shall be personally delivered by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

This Agreement is executed as of the date stated at the top of the first page.

[BANK NAME REDACTED]


By: __________________________________       __________________________________
    [REDACTED]                               Lawrence J. Ellison
    Vice President


Address where notices to the                 Address where notices to the
Bank are to be sent:                         Borrower are to be sent:

[BANK NAME & ADDRESS --                      Lawrence J. Ellison
REDACTED]                                    c/o Jennifer A. Overstreet
                                             Oracle Systems Corporation
                                             500 Oracle Parkway
                                             Redwood Shores, CA 94065




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               AMENDMENT NO. 1 TO LOAN AGREEMENT (INDIVIDUALS)

     This Amendment No. 1 (the "Amendment") dated as of October 28, 1994, is between [REDACTED] (the "Bank") and Lawrence J. Ellison (the "Borrower").

                                  RECITALS

     A. The Bank and the Borrower entered into a certain Loan Agreement (Individuals) dated as of January 27, 1994 (the "Agreement").

     B.   The Bank and the Borrower desire to amend the Agreement.

                                  AGREEMENT

1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.   AMENDMENTS.  The Agreement is hereby amended as follows:

     2.1 Subparagraph 1.1(a)(ii) of the Agreement is amended by substituting "[REDACTED]%" for "[REDACTED]%."

3. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     This Amendment is executed and effective as of the date stated at the beginning of this Amendment.



[BANK NAME -- REDACTED]


----------------------------------        ----------------------------------
By:  [REDACTED]                            Lawrence J. Ellison
Title:  Vice President


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                 AMENDMENT NO. 2 TO LOAN AGREEMENT (INDIVIDUALS)

     This Amendment No. 2 (the "Amendment") dated as of January 6, 1994, is between [REDACTED] (the "Bank") and Lawrence J. Ellison (the "Borrower").


                                  RECITALS

     A. The Bank and the Borrower entered into a certain Loan Agreement (Individuals) dated as of January 27, 1994 (the "Agreement").

     B.   The Bank and the Borrower desire to amend the Agreement.

                                 AGREEMENT

1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.   AMENDMENTS.  The Agreement is hereby amended as follows:

     2.1  Subparagraph 1.1(a)(i) is amended to read in its entirety as follows:

          (i)  The amount indicated for each period is set forth below:

          Period                                Amount
          ------                                ------
          From December 15, 1994 through
          June 29, 1995                         $85,000,000

          On June 30, 1995 and thereafter       $75,000,000 or

3. CONDITIONS. This Amendment will be effective when the Bank receives the following items, in form and content acceptable to the Bank:

     3.1  Federal Reserve Form U-1 Purpose Statement signed by the Borrower.

4. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.


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     This Amendment is executed and effective as of the date stated at the beginning of this Amendment.


[BANK NAME -- REDACTED]


----------------------------------        ----------------------------------
By:  [REDACTED]                            Lawrence J. Ellison
Title:  Vice President


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               AMENDMENT NO. 3 TO LOAN AGREEMENT (INDIVIDUALS)

     This Amendment No. 3 (the "Amendment") dated as of December 1, 1995, is between [REDACTED] (the "Bank") and Lawrence J. Ellison (the "Borrower").

                                  RECITALS

     A. The Bank and the Borrower entered into a certain Loan Agreement (Individuals) dated as of January 27, 1994 (the "Agreement").

     B.   The Bank and the Borrower desire to amend the Agreement.

                                  AGREEMENT

1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.   AMENDMENTS.  The Agreement is hereby amended as follows:

     2.1 Clause (i) of subparagraph (a) of Paragraph 1.1 is amended to read in its entirety as follows:

               (i) the lesser of (A) One Hundred Fifty Million Dollars ($150,000,000) or (B) the amount by which Two Hundred Million Dollars ($200,000,000) exceeds the maximum committed amount of the line of credit extended by the Bank to NCUBE under that certain Business Loan Agreement dated as of October 28, 1994, between the Bank and NCUBE, as now in effect and as hereafter amended, renewed, extended, or superseded (the "NCUBE Agreement") (as such maximum amount is set forth in clause (i) of subparagraph (a) of Paragraph 1.1 of the NCUBE Agreement and as such amount may change from time to time), or

     2.2 The following new paragraph is added at the end of subparagraph (a) of Paragraph 1.1:

     The Bank is prohibited from accepting as collateral certain Ineligible Securities while they are being underwritten or privately placed by [REDACTED]. The Bank and the Borrower shall comply with these restrictions. [REDACTED] is a wholly-owned subsidiary of [REDACTED], and is a registered broker-dealer which is permitted to underwrite and deal in certain Ineligible Securities. "Ineligible Securities" means securities which may not be underwritten or dealt in by member banks of the Federal Reserve System under Section 16 of the Banking Act of 1933 (12 U.S.C.
     Section 24, Seventh), as amended.

     2.3  The following new subparagraphs (d) and (e) are added to Paragraph
1.1:

               (d) The Borrower agrees not to permit the outstanding principal balance of the line of credit plus the Security to exceed the Commitment. For purposes of this Agreement, the "Security" means (i) the Equivalent Amount of the aggregate undischarged amount for which Team Sayonara, Inc. is bound to the Customs of the Commonwealth of Australia under those


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     certain documents each entitled "Commonwealth of Australia Security to the
     Customs" and each signed by Team Sayonara, Inc. in connection with the entry into Australia of the sailing yacht "Sayonara" and the mast, cradle, fittings, gearing, rope, and hydraulic deck gear for said sailing yacht PLUS (ii) the Equivalent Amount of the aggregate undischarged amount of any similar liabilities IN ADDITION TO those described in above clause (i) which are incurred by Team Sayonara, Inc. to either the Customs of the Commonwealth of Australia or the Customs of the Commonwealth of New Zealand. As of December 1, 1995, said aggregate undischarged amount described in above clause (i) equaled [REDACTED] Australian Dollars (A$[REDACTED]). "Equivalent Amount" means the equivalent in U. S. Dollars of the relevant currency (i.e., Australian Dollars or New Zealand Dollars) calculated at the spot rate for the purchase of such currency with U. S. Dollars quoted by [BANK'S NAME -- REDACTED] in San Francisco, California, at approximately 8:00 a.m. San Francisco time, on the date of calculation.

               (e) The Borrower agrees that the Bank may create advances under this line of credit to pay any amounts that may become due under the Security and that the Bank may create such advances as early as the dates such amounts become due.

     2.4 In Paragraph 1.2, the Expiration Date "February 28, 1998" is substituted for the Expiration Date "January 27, 1996."

     2.5 In the first sentence of Paragraph 1.6, the spread "[REDACTED] percentage point" is substituted for the spread "[REDACTED] percentage point."

     2.6  The following new Paragraph 6.5 is added to the Agreement:

               6.5 USE OF PROCEEDS - INELIGIBLE SECURITIES. Not to use, directly or indirectly, any portion of the proceeds of the credit (including any letters of credit) for any of the following purposes:

                    (a) knowingly to purchase Ineligible Securities from [REDACTED] (the "Arranger") during any period in which the Arranger makes a market in such Ineligible Securities; or

                    (b) knowingly to purchase during the underwriting or placement period Ineligible Securities being underwritten or privately placed by the Arranger.

3. REPRESENTATIONS AND WARRANTIES. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, and (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

4. CONDITION. This Amendment will be effective when the Bank receives, in form and content acceptable to the Bank, a Federal Reserve Form U-1 Purpose Statement signed by the Borrower.

5. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     This Amendment is executed and effective as of the date stated at the beginning of this Amendment.

[BANK NAME -- REDACTED]


----------------------------------        ----------------------------------
By:  [REDACTED]                            Lawrence J. Ellison
Title:  Vice President

                  AMENDMENT NO. 4 TO LOAN AGREEMENT (INDIVIDUALS)

     This Amendment No. 4 (the "Amendment") dated as of May 3, 1996, is between [REDACTED] (the "Bank") and Lawrence J. Ellison (the "Borrower").

                                  RECITALS

     A. The Bank and the Borrower entered into a certain Loan Agreement (Individuals) dated as of January 27, 1994 (the "Agreement").

     B.   The Bank and the Borrower desire to amend the Agreement.

                                  AGREEMENT

1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.   AMENDMENTS.  The Agreement is hereby amended as follows:

     2.1 Clause (i) of subparagraph (a) of Paragraph 1.1 is amended to read in its entirety as follows:

               (i) the amount by which Two Hundred Fifty Million Dollars ($250,000,000) exceeds the maximum committed amount of the line of credit extended by the Bank to NCUBE under that certain Business Loan Agreement dated as of October 28, 1994, between the Bank and NCUBE, as now in affect and as hereafter amended, renewed, extended, or superseded (the "NCUBE Agreement") (as such maximum amount is set forth in clause (i) of subparagraph (a) of Paragraph 1.1 of the NCUBE Agreement and as such amount may change from time to time), or

     2.2 The first sentence following clause (ii) of subparagraph (a) of Paragraph 1.1 is amended to read in its entirety as follows:

     If on any date the total amount of principal outstanding under the line of credit PLUS the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, PLUS the Security (as defined below) exceeds this limit, the Borrower, within 10 days after such date, will ensure that additional acceptable collateral is pledged to the Bank, or will reduce the total amount outstanding in order to comply with this limit.

     2.3 The first sentence of subparagraph (b) of Paragraph 1.1 is amended to read in its entirety as follows:

     This is a revolving line of credit with a within line facility for letters of credit.

     2.4 The first sentence of subparagraph (d) of Paragraph 1.1 is amended to read in its entirety as follows:

          The Borrower agrees not to permit the outstanding principal balance of the line of credit PLUS the outstanding amount of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, PLUS the Security to exceed the Commitment.

     2.5 A new sentence is added at the end of Paragraph 1.4, and it reads in its entirety as follows:

          Any amount bearing interest at an optional rate (as described below) may be repaid at the and of the applicable interest period, which shall be no later than one hundred eighty (180) days after the Expiration Date.

     2.6 A new Paragraph 1.7 is added to the Agreement, and it reads in its entirety as follows:

               1.7 LETTERS OF CREDIT. This line of credit may be used for financing:

                    (i) standby letters of credit with a maximum maturity of 365 days but not to extend more than 180 days beyond the Expiration Date.

                    (ii) The amount of letters of credit outstanding at any one time (including amounts drawn on letters of credit and not yet reimbursed) may not exceed Ten Million Dollars ($10,000,000).

     The Borrower agrees:

               (a) any sum drawn under a letter of credit may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

               (b) if there is a default under this Agreement and such default continues beyond the grace or cure period, if any, applicable thereto, to immediately prepay and make the Bank whole for any outstanding letters of credit.

               (c) the issuance of any letter of credit and any amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

               (d) to sign the Bank's form Application and Agreement for Standby Letter of Credit.

               (e) to pay any standard documentation fees, issuance fees, payment fees, and/or other documentation or out-of-pocket fees that the Bank notifies the Borrower will be charged for issuing and processing letters of credit for the Borrower.

               (f) for each standby letter of credit to pay the Bank a non-refundable fee equal to [REDACTED]% per annum of the outstanding undrawn amount of such standby letter of credit, payable quarterly in advance, calculated on the basis of the face amount outstanding on the day the fee is calculated. If such letter of credit matures during a quarter for which such fee is payable in advance, such fee will be prorated accordingly. It is provided, however, that the minimum nonrefundable fee for each standby letter of credit shall be [REDACTED].

     2.7 The heading and the first sentence of Paragraph 3.3 are amended to read in their entirety as follows:

          3.3 TELEPHONE AND TELEFAX AUTHORIZATION. The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given by the Borrower, Jennifer Overstreet, Philip Simon, or any other person or persons authorized in writing by the Borrower.

     2.8 The third sentence of Paragraph 3.3 is amended by inserting the phrase "or telefax" immediately following the word "telephone."

     2.9 Subparagraph (a) of Paragraph 6.2 is amended to read in its entirety as follows:

               (a) By December 31 of each year, the Borrower's annual financial statements. These financial statements may be Borrower-prepared and shall show the Borrower's financial condition as of a date no earlier than October 31 of such year.

3. REPRESENTATIONS AND WARRANTIES. When the Borrower signs this Amendment, the Borrower represents and warrants to the Bank that: (a) there is no event which is, or with notice or lapse of time or both would be, a default under the Agreement, (b) the representations and warranties in the Agreement are true as of the date of this Amendment as if made on the date of this Amendment, and (c) this Amendment does not conflict with any law, agreement, or obligation by which the Borrower is bound.

4. CONDITION. This Amendment will be effective when the Bank receives, in form and content acceptable to the Bank, a Federal Reserve Form U-1 Purpose Statement signed by the Borrower.

5. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     This Amendment is executed and effective as of the date stated at the beginning of this Amendment.

[BANK NAME -- REDACTED]


----------------------------------        ----------------------------------
By:  [REDACTED]                            Lawrence J. Ellison
Title:  Vice President


----------------------------------
By:  [REDACTED]
Title:  Vice President

                  AMENDMENT NO. 5 TO LOAN AGREEMENT (INDIVIDUALS)

     This Amendment No. 5 (the "Amendment") dated as of August 2, 1996, is between [REDACTED] (the "Bank") and Lawrence J. Ellison (the "Borrower").

                                   RECITALS

     A. The Bank and the Borrower entered into a certain Loan Agreement (Individuals) dated as of January 27, 1994 (the "Agreement").

     B.   The Bank and the Borrower desire to amend the Agreement.

                                   AGREEMENT

1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.   AMENDMENTS.  The Agreement is hereby amended as follows:

     2.1 Paragraph 3.3 is amended by substituting the name "Carolyn S. Balkenhol" for the name "Jennifer Overstreet" in each instance that the latter appears.

     2.2 Under the heading "Address where notices to the Borrower are to be sent" on page 7 of the Agreement, "c/o Carolyn S. Balkenhol is substituted for "c/o Jennifer A. Overstreet."

3. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     This Amendment is executed and effective as of the date stated at the beginning of this Amendment.

[BANK NAME -- REDACTED]


----------------------------------        ----------------------------------
By:  [REDACTED]                            Lawrence J. Ellison
Title:  Vice President

                AMENDMENT NO. 6 TO LOAN AGREEMENT (INDIVIDUALS)

     This Amendment No. 6 (the "Amendment") dated as of December 4, 1996, is between [REDACTED] (the "Bank") and Lawrence J. Ellison (the "Borrower").

                                  RECITALS

     A. The Bank and the Borrower entered into a certain Loan Agreement (Individuals) dated as of January 27, 1994 (the "Agreement").

     B.   The Bank and the Borrower desire to amend the Agreement.

                                  AGREEMENT

1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.   AMENDMENTS.  The Agreement is hereby amended as follows:

     2.1 In the first sentence of Paragraph 1.6, the spread "[REDACTED] percentage point" is substituted for the spread "[REDACTED] percentage point."

3. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     This Amendment is executed and effective as of the date stated at the beginning of this Amendment.

[BANK NAME -- REDACTED]


----------------------------------        ----------------------------------
By:  [REDACTED]                            Lawrence J. Ellison
Title:  Vice President

CUSIP NO. 868-059106             SCHEDULE 13D                PAGE 2 OF 38 PAGES


                AMENDMENT NO. 7 TO LOAN AGREEMENT (INDIVIDUALS)

     This Amendment No. 7 (the "Amendment") dated as of April 23, 1997, is between [REDACTED] (the "Bank") and Lawrence J. Ellison (the "Borrower").

                                 RECITALS

     A. The Bank and the Borrower entered into a certain Loan Agreement (Individuals) dated as of January 27, 1994 (the "Agreement").

     B.   The Bank and the Borrower desire to amend the Agreement.

                                AGREEMENT

1. DEFINITIONS. Capitalized terms used but not defined in this Amendment shall have the meaning given to them in the Agreement.

2.   AMENDMENTS.  The Agreement is hereby amended as follows:

     2.1 Clause (i) of subparagraph (a) of Paragraph 1.1 is amended to read in its entirety as follows:

          (i) the amount by which Three Hundred Million Dollars ($300,000,000) exceeds the maximum committed amount of the line of credit extended by the Bank to NCUBE under that certain Business Loan Agreement dated as of October 28, 1994, between the Bank and NCUBE, as now in effect and as hereafter amended, renewed, extended, or superseded (the "NCUBE Agreement") (as such maximum amount is set forth in clause (i) of subparagraph (a) of Paragraph 1.1 of the NCUBE Agreement and as such amount may change from time to time), or

     2.2  The following new Paragraph 6.6 is added to the Agreement:

          6.6 TRUSTS. Not to transfer any of the Borrower's assets to a trust unless the trust is acceptable to the Bank in form and content, and the trustee guaranties payment of the Borrower's obligations under this Agreement prior to any such transfer. It is provided, however, that this Paragraph 6.6 does not prohibit transfers of any of the Borrower's assets (excluding the Collateral) with an aggregate fair market value not in excess of [REDACTED] Dollars ($[REDACTED]) to a charitable remainder unitrust that the Borrower intends to establish and that will not have the power, through its trustee, to guarantee payment of the Borrower's obligations under this Agreement.


     2.3  The following new Paragraph 6.7 is added to the Agreement:

          6.7 OTHER DEBTS. Not to incur any liabilities that would cause the total liabilities of the Borrower, including those under this Agreement, to exceed at any one time [REDACTED] Dollars ($[REDACTED]). For the purposes of this restriction, "total liabilities" means all liabilities of the Borrower, including financial guaranties and other contingent liabilities, but excluding (a) estimated tax on unrealized asset appreciation, (b) liabilities as of the date of

CUSIP NO. 868-059106             SCHEDULE 13D                PAGE 3 OF 38 PAGES


     calculation for taxes not yet due, and (c) contingent liabilities arising from lawsuits against the Borrower or any of the Borrower's property which in the aggregate, in the Bank's reasonable judgment, could not reasonably be expected to have a material adverse effect on the Borrower's financial condition or ability to repay this line of credit. This restriction does not prohibit endorsing negotiable instruments received in the usual course of business.

     2.4  The following new Paragraph 7.8 is added to the Agreement:

          7.8 CROSS DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower has obtained from anyone else, or which the Borrower has guaranteed, if such credit or guaranty is fully or partially secured by shares of common stock of Oracle Corporation and if such default consists of failing to make a payment when due or gives the other lender the right to accelerate the obligation. If there is a cure period applicable to such default, a default will occur under this paragraph only if such default remains uncured upon the expiration of the cure period.

3. CONDITION. This Amendment will be effective when the Bank receives, in form and content acceptable to the Bank, a Federal Reserve Form U-1 Purpose Statement signed by the Borrower.

4. EFFECT OF AMENDMENT. Except as provided in this Amendment, all of the terms and conditions of the Agreement shall remain in full force and effect.

     This Amendment is executed and effective as of the date stated at the beginning of this Amendment.


[BANK NAME -- REDACTED]


----------------------------------        ----------------------------------
By:  [REDACTED]                            Lawrence J. Ellison
Title:  Vice President